EXHIBIT 4.9

AMENDMENT NO.  1

THIS AGREEMENT made the 7th day of March, 2008.

BETWEEN:

ONCOLYTICS BIOTECH INC

(“Oncolytics”)

- and -

DOUGLAS BALL

(the “Employee”)

WHEREAS Oncolytics and the Employee entered into an Executive Employment Agreement dated the 30th day of May, 2007 (the “Employment Agreement”);

AND WHEREAS the parties wish to amend the Employment Agreement;

NOW THEREFORE the parties agree as follows:

Section 1 –Amendments

The Employment Agreement is hereby amended by replacing Section 3(1) with the following:

“Commencing January 1, 2008, Oncolytics shall pay to the Employee a salary of TWO HUNDRED FIFTY-SEVEN THOUSAND FIVE HUNDRED AND SIXTY-SEVEN DOLLARS AND FOUR CENTS ($257,567.04) CANADIAN per annum, exclusive of bonuses, benefits and other compensation, payable in equal installments of TEN THOUSAND SEVEN HUNDRED THIRTY-ONE DOLLARS AND NINETY-SIX CENTS ($10,731.96) CANADIAN on the 15th and last day of each month.”

Section 2 - Effective Date

(1)	This Amending Agreement shall be effective from and after January 1, 2008.

(2)           In all other respects the parties confirm that the Employment Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

ONCOLYTICS BIOTECH INC.

Per:      /s/ Brad Thompson

Brad Thompson
President & CEO

Per:       /s/ Matt Coffee

Matt Coffey
Chief Scientific Officer

/s/ Debbie McClusky	/s/ Douglas Ball
WITNESS	DOUGLAS BALL